UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   May 23, 2011

LANDEC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-27446	94-3025618
(Commission file number)	(IRS Employer Identification No.)

3603 Haven Avenue, Menlo Park, California 94025
(Address of principal executive offices and zip code)

(650) 306-1650
(Registrant's telephone number,
including area code)

Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 23, 2011, the Board of Directors (the “Board”) of Landec Corporation (the “Company”) approved the performance criteria and structure for cash bonuses that may be awarded to employees of the Company and its subsidiaries, Apio, Inc. (“Apio”) and Lifecore Biomedical, Inc. (“Lifecore”), for the 2012 fiscal year (the “Plan”).  Employees of the Company may earn cash bonuses based upon the achievement of revenue and controllable income targets for the Company for fiscal year 2012.  Employees of Apio may earn cash bonuses based upon the achievement of revenue and controllable income targets for Apio for fiscal year 2012.  Employees of Lifecore may earn cash bonuses based upon the achievement of revenue and controllable income targets for Lifecore for fiscal year 2012.  The aggregate cash bonus amount payable under the Plan is allocated among the participants based upon the base salary of each participant.  Bonuses are calculated by multiplying a percentage of each participant’s base salary by the percentage of the performance target that is achieved.  The percentage of base salary used to determine each participant’s maximum cash bonus payment ranges from 83% to 104% of base salary for executive officers and from 19% to 87% of base salary for other employees.  To receive a cash bonus under the Plan, participants must be employed by the Company, Apio or Lifecore at the end of fiscal year 2012.  Bonus payments, if any, will be made in single lump sum cash payments as soon as practicable after the end of the Company’s 2012 fiscal year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDEC CORPORATION Registrant

Date: May 26, 2011	By:	/s/ Gregory S. Skinner
Gregory S. Skinner
Vice President of Finance and Chief Financial Officer